Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Annual Results for 2007

  Revenue growth of 8% for the quarter and 7% for the year
  Adjusted earnings per diluted share of $.72 for the quarter and $2.72 per diluted share for the year
  GAAP loss per diluted share of $.27 for the quarter and earnings per diluted share of $1.66 for the year
  Free cash flow of $374 million for the quarter and $924 million for the year
  Cash from operations of $364 million for the quarter and $ 1.1 billion for the year
  Company reaffirms guidance of $2.80 to $2.90 for adjusted earnings per diluted share for 2008

STAMFORD, Conn.--(BUSINESS WIRE)--Pitney Bowes Inc. (NYSE:PBI) today reported 2007 fourth quarter and annual financial results.

Revenue increased 8 percent for the quarter to $1.7 billion and 7 percent for the year to $6.1 billion. This compares with the company’s guidance range of 6 to 9 percent growth for the quarter and 6 to 8 percent growth for the year.

The company’s adjusted income from continuing operations was $157 million for the quarter and $601 million for the year. Adjusted income for the quarter and the year excludes charges related to the initiatives the company announced on November 15, 2007 to reduce costs, accelerate improvements in operational efficiency and transition its product line; an impairment of certain intangible assets; tax adjustments; and the alignment of MapInfo’s accounting treatment for software revenue recognition with the company’s policies. Adjusted income also excludes $10 million of income from discontinued operations for the quarter and $6 million of income for the year. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss for the quarter of $58 million and net income of $367 million for the year.

Adjusted earnings per diluted share for the fourth quarter was $.72, which compares with the company’s guidance of $.67 to $.71 and $.77 for the prior year. Adjusted earnings per diluted share for the year was $2.72, which compares with the company’s guidance of $2.67 to $2.71 and $2.69 for the prior year. On a GAAP basis, the company reported a net loss per diluted share of $.27 for the fourth quarter, compared with earnings of $.71 per diluted share for the prior year. Earnings per diluted share for the year on a GAAP basis was $1.66, compared with $.47 for the prior year.

The company’s results for the quarter and the year are further summarized in the table below:

	Fourth Quarter	Full Year 2007
Adjusted EPS	$.72	$2.72
Restructuring	($0.32)	($0.32)
Asset Impairments	($0.55)	($0.56)
Tax Adjustments	($0.15)	($0.16)
MapInfo Accounting	($0.01)	($0.05)
Discontinued Operations	$0.05	$0.03
GAAP EPS	($0.27)	$1.66

Free cash flow for the quarter was $374 million. Free cash flow for the year was $924 million, which compares with the company’s guidance of $625 million to $675 million. Free cash flow for the quarter and the year reflects lower utilization of cash for capital expenditures and working capital; lower tax payments; lower finance receivables; an increase in customer deposits for postage; and proceeds from the sale of one of the company’s facilities.

The company generated $364 million in cash from operations for the quarter and $1.1 billion for the year.

During the quarter, the company used $72 million of cash for dividends and $120 million to repurchase 3.1 million of its shares. The remaining authorization for future share repurchases is $407 million. For the year, the company returned $289 million to shareholders through dividends and repurchased $400 million of its shares.

Commenting on the quarter and the year, President and CEO Murray D. Martin noted, “We anticipated the factors that affected our results for the quarter, and are pleased with the positive impact of the actions we have taken in response to current conditions. During the quarter, we also benefited from the ongoing demand by large enterprise customers for our expanded software solutions and the continued success of our mail services business. As a result, we exceeded our revised earnings expectations. We also achieved exceptionally strong levels of free cash flow, which gives us the financial flexibility to invest in the future and return cash to our shareholders.

While we faced several challenges in 2007, we believe the actions we took in the fourth quarter, and that we will continue to take in 2008, will position the company for sustained, long-term improvement in earnings and increased shareholder value. We have the world’s most advanced mailing systems that are networkable and capable of accommodating a wide variety of postal rates and facilitating services that posts worldwide currently offer and will offer mailers in the future. We recognize the challenges ahead of us and have taken decisive actions to improve customer service, streamline our processes, and reduce our cost structure.”

Business Segment Results

Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; mailing and multi-vendor support services; payment solutions; and mailing and customer communication software.

In the fourth quarter, Mailstream Solutions revenue increased 4 percent to $1.2 billion and earnings before interest and taxes (EBIT) declined 4 percent to $329 million, when compared with the prior year.

Within Mailstream Solutions:

U.S. Mailing revenue declined 9 percent to $566 million and EBIT declined 7 percent to $228 million. As expected, the segment’s revenue and EBIT for the quarter were adversely affected by lower equipment sales due to the wind-down of meter migration, a shift in the timing of revenue due to the postal rate case in the first half of the year, and weak economic conditions.

International Mailing revenue grew 12 percent to $305 million and EBIT decreased 4 percent to $46 million. International Mailing revenue growth benefited by about 12 percent from favorable currency translation but was adversely affected by lower equipment sales in Europe and Canada. As discussed in October, EBIT margin comparisons with the prior year were adversely affected by incremental expenses related to the outsourcing of the company’s order and financial processing. However, the EBIT margin improved by 180 basis points when compared with the third quarter due to improved performance in the UK.

Worldwide revenue for Production Mail grew 6 percent to $190 million while EBIT declined 8 percent to $31 million. Revenue growth was driven by higher equipment placements in the U.S. and Asia; however, lower equipment sales in Europe and Canada offset this growth. Favorable currency translation contributed about 6 percent to growth. The EBIT margin declined due to the favorable effects of meter migration in the prior year.

Software revenue increased 95 percent to $122 million and EBIT increased 52 percent to $25 million. Results for the quarter were driven by demand for location intelligence and customer communication software and software solutions outside of the U.S. The acquisition of MapInfo contributed 62 percent to revenue growth and favorable currency translation contributed 6 percent. EBIT benefited from operating leverage resulting from the increase in revenue.

Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and cross-border mail services; and marketing services.

For the quarter, Mailstream Services reported revenue growth of 17 percent to $480 million, and EBIT increased 5 percent to $45 million, versus the prior year.

Within Mailstream Services:

Management Services revenue increased 12 percent to $309 million for the quarter and EBIT increased 1 percent to $22 million. The segment’s revenue growth for the quarter benefited from the acquisition of a French-based business services company, which added about 9 percent to growth, and favorable currency translation, which added about 3 percent to growth. The segment’s revenue and EBIT were adversely affected by continued weakness in legal solutions and slower business in government solutions.

Mail Services revenue grew 32 percent to $124 million and EBIT grew 60 percent to $21 million. Revenue growth was driven by both presort and cross-border mail services, while EBIT benefited from operating leverage from the increase in mail volume and increased operating efficiencies.

Marketing Services revenue increased 11 percent to $47 million as the segment’s results benefited from acquisitions during the year, which added about 11 percent to revenue growth, and the continued expansion of marketing services programs. However, EBIT declined 70 percent to $2 million when compared with the prior year due to lower revenue and profit in the company’s motor vehicle registration services program.

2008 Guidance

The company reaffirms the 2008 guidance it provided on November 15, 2007; it expects 2008 revenue growth in the range of 6 to 9 percent and adjusted earnings per diluted share from continuing operations in the range of $2.80 to $2.90.

Adjusted earnings per diluted share excludes charges related to the initiatives that the company announced on November 15, 2007 to reduce costs, accelerate improvements in operational efficiency and transition its product line. The company anticipates that the restructuring and asset impairment charges in 2008 in connection with these initiatives will be in the range of $20 million to $100 million ($0.07 to $0.34 per diluted share). Adjusted earnings per diluted share also excludes the final $0.01 per share impact during the first quarter of 2008 for the alignment of MapInfo’s accounting treatment for software revenue recognition with the company’s policies.

On a GAAP basis, earnings per diluted share from continuing operations is expected to be in the range of $2.45 to $2.82.

The 2008 earnings guidance is summarized in the table below.

Continuing Operations	Full Year 2008	Full Year 2007
Adjusted EPS	$2.80 to $2.90	$2.72
Restructuring & Asset Impairments	($0.07 to $0.34)	($0.87)
Tax Adjustments	N/A	($0.16)
MapInfo Accounting	($0.01)	($0.05)
GAAP EPS	$2.45 to $2.82	$1.63

The company also reaffirms its guidance for free cash flow for 2008 in the range of $600 million to $675 million.

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes engineers the flow of communication. The company is a $6.1 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis, adjusted income from continuing operations, and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transition initiatives, restructuring charges, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Although transition initiatives and restructuring charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income and income from continuing operations, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of December 31, 2007. Quarterly results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” "expect," "anticipate," “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the fourth quarter and full year 2007, and our expected diluted earnings per share for the full year 2008. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2006 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income for the three months ended December 31, 2007 and 2006, and consolidated balance sheets at December 31, 2007 and September 30, 2007 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2007	2006	2007	2006
Revenue from:
Equipment sales	$373,670	$412,883	$1,335,538	$1,372,566
Supplies	101,281	89,182	393,478	339,594
Software	122,440	62,801	346,020	202,415
Rentals	186,697	194,811	739,130	785,068
Financing	203,463	186,992	790,121	725,131
Support services	196,318	187,157	760,915	716,556
Business services	480,378	412,006	1,764,593	1,588,688

Total revenue	1,664,247	1,545,832	6,129,795	5,730,018

Costs and expenses:
Cost of equipment sales	215,027	207,707	696,900	693,535
Cost of supplies	28,793	23,560	106,702	90,035
Cost of software	27,724	10,625	82,097	42,951
Cost of rentals	42,879	43,421	171,191	171,491
Cost of support services	112,492	101,298	433,324	400,089
Cost of business services	371,894	324,941	1,380,541	1,242,226
Selling, general and administrative	513,871	470,641	1,907,160	1,764,260
Research and development	47,301	40,959	185,665	165,368
Interest, net	62,217	51,996	241,871	212,596
Restructuring and asset impairments	259,713	18,590	264,013	35,999
Other expense, net	-	(3,022)	(380)	(3,022)

Total costs and expenses	1,681,911	1,290,716	5,469,084	4,815,528

(Loss) income from continuing operations before income taxes
	(17,664)	255,116	660,711	914,490

Provision for income taxes	45,656	87,782	280,222	335,004
Minority interest	4,838	4,013	19,242	13,827

(Loss) income from continuing operations	(68,158)	163,321	361,247	565,659

Discontinued operations	10,229	(4,048)	5,534	(460,312)

Net (loss) income	$(57,929)	$159,273	$366,781	$105,347

Basic earnings per share
Continuing operations	$(0.32)	$0.74	$1.65	$2.54
Discontinued operations	0.05	(0.02)	0.03	(2.07)

Net (loss) income	$(0.27)	$0.72	$1.68	$0.47

Diluted earnings per share
Continuing operations	$(0.31)	$0.73	$1.63	$2.51
Discontinued operations	0.05	(0.02)	0.03	(2.04)

Net (loss) income	$(0.27)	$0.71	$1.66	$0.47

Average common and potential common shares outstanding	218,219,350	224,195,925	221,219,746	225,443,060

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2007
(Unaudited)

(Dollars in thousands)
				%
		2007	2006	Change
Fourth Quarter

	Revenue

	U.S. Mailing	$565,540	$620,301	(9%)
	International Mailing	305,473	271,639	12%
	Production Mail	190,416	179,085	6%
	Software	122,440	62,801	95%
	Mailstream Solutions	1,183,869	1,133,826	4%

	Management Services	308,889	275,631	12%
	Mail Services	124,200	93,851	32%
	Marketing Services	47,289	42,524	11%
	Mailstream Services	480,378	412,006	17%

	Total Revenue	$1,664,247	$1,545,832	8%

	EBIT (1)

	U.S. Mailing	$227,799	$245,841	(7%)
	International Mailing	45,946	47,812	(4%)
	Production Mail	30,503	33,063	(8%)
	Software	24,569	16,161	52%
	Mailstream Solutions	328,817	342,877	(4%)

	Management Services	22,122	21,801	1%
	Mail Services	20,603	12,885	60%
	Marketing Services	2,481	8,253	(70%)
	Mailstream Services	45,206	42,939	5%

	Total EBIT	$374,023	$385,816	(3%)

	Unallocated amounts:
	Interest, net	(62,217)	(51,996)
	Corporate expense	(63,629)	(63,136)
	Restructuring and asset impairments	(259,713)	(18,590)
	MapInfo purchase accounting	(3,172)	-
	Other items	(2,956)	3,022
	(Loss) income before income taxes	(17,664)	$255,116

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring and asset impairments, MapInfo purchase accounting alignment and other items.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2007
(Unaudited)

(Dollars in thousands)
				%
		2007	2006	Change
Year To Date

	Revenue

	U.S. Mailing	$2,346,431	$2,350,284	0%
	International Mailing	1,069,713	1,013,278	6%
	Production Mail	603,038	575,353	5%
	Software	346,020	202,415	71%
	Mailstream Solutions	4,365,202	4,141,330	5%

	Management Services	1,134,767	1,073,911	6%
	Mail Services	458,983	369,765	24%
	Marketing Services	170,843	145,012	18%
	Mailstream Services	1,764,593	1,588,688	11%

	Total Revenue	$6,129,795	$5,730,018	7%

	EBIT (1)

	U.S. Mailing	$956,375	$943,657	1%
	International Mailing	162,257	179,377	(10%)
	Production Mail	73,003	65,574	11%
	Software	55,318	33,343	66%
	Mailstream Solutions	1,246,953	1,221,951	2%

	Management Services	76,051	83,169	(9%)
	Mail Services	64,707	42,986	51%
	Marketing Services	8,930	20,056	(55%)
	Mailstream Services	149,688	146,211	2%

	Total EBIT	$1,396,641	$1,368,162	2%

	Unallocated amounts:
	Interest, net	(241,871)	(212,596)
	Corporate expense	(210,544)	(208,099)
	Restructuring and asset impairments	(264,013)	(35,999)
	MapInfo purchase accounting	(16,926)	-
	Other items	(2,576)	3,022
	Income before income taxes	$660,711	$914,490

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring and asset impairments, MapInfo purchase accounting alignment and other items.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	12/31/07	09/30/07
Current assets:
Cash and cash equivalents	$377,176	$338,763
Short-term investments, at cost which approximates market	63,279	98,101
Accounts receivable, less allowances:
12/07 $49,324 09/07 $46,532	841,072	826,917
Finance receivables, less allowances:
12/07 $45,859 09/07 $44,220	1,498,486	1,492,149
Inventories	197,962	257,086
Other current assets and prepayments	258,411	257,670

Total current assets	3,236,386	3,270,686

Property, plant and equipment, net	627,918	664,592
Rental property and equipment, net	435,927	506,062
Long-term finance receivables, less allowances:
12/07 $32,512 09/07 $33,476	1,533,773	1,574,072
Investment in leveraged leases	249,191	248,850
Goodwill	2,299,858	2,197,015
Intangible assets, net	457,188	479,767
Other assets	598,377	575,835

Total assets	$9,438,618	$9,516,879

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,965,567	$1,748,183
Income taxes payable	72,190	130,364
Notes payable and current portion of long-term obligations	953,767	1,102,053
Advance billings	540,254	541,988

Total current liabilities	3,531,778	3,522,588

Deferred taxes on income	671,081	523,976
Long-term debt	3,802,075	3,793,974
Other noncurrent liabilities	406,216	454,971

Total liabilities	8,411,150	8,295,509

Preferred stockholders' equity in a subsidiary company	384,165	384,165

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	7	7
Cumulative preference stock, no par value, $2.12 convertible	1,003	1,026
Common stock, $1 par value	323,338	323,338
Capital in excess of par value	252,185	250,079
Retained earnings	4,133,756	4,263,276
Accumulated other comprehensive income	88,656	43,416
Treasury stock, at cost	(4,155,642)	(4,043,937)

Total stockholders' equity	643,303	837,205

Total liabilities and stockholders' equity	$9,438,618	$9,516,879

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

GAAP income from continuing operations after income taxes, as reported	$(68,158)	$163,321	$361,247	$565,659
Restructuring and asset impairments	190,156	11,898	192,628	23,039
Tax adjustment	32,461	-	36,063	20,000
MapInfo Purchase accounting	2,094	-	11,171	-
Other items	233	(1,933)	4	(1,933)
Income from continuing operations after income taxes, as adjusted	$156,786	$173,286	$601,113	$606,765

GAAP diluted earnings per share from continuing operations, as reported	$(0.31)	$0.73	$1.63	$2.51
Restructuring and asset impairments	0.87	0.05	0.87	0.10
Tax adjustment	0.15	-	0.16	0.09
MapInfo Purchase accounting	0.01	-	0.05	-
Other items	0.00	(0.01)	0.00	(0.01)
Diluted earnings per share from continuing operations, as adjusted	$0.72	$0.77	$2.72	$2.69

GAAP net cash provided by operating activities, as reported	$363,700	$(622,365)	$1,060,465	$(286,575)
Capital expenditures	(62,643)	(84,015)	(264,656)	(327,873)
Proceeds from sale of training facility	29,608	-	29,608	-
Reserve account deposits	36,160	18,390	62,666	28,780
Restructuring payments and discontinued operations	7,300	11,972	35,831	68,407
IRS/Capital Services tax payment	-	802,200	-	1,040,700

Free cash flow, as adjusted	$374,125	$126,182	$923,914	$523,439

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial -
Sheryl Y. Battles, VP, Corp. Communications
203-351-6808
or
Financial -
Charles F. McBride, VP, Investor Relations
203-351-6349
www.pitneybowes.com